PROCEPT BioRobotics Corp. Announces Preliminary Fourth Quarter and Fiscal Year 2021 Revenue

REDWOOD CITY, Calif., January 11, 2022 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported preliminary unaudited revenue for the fourth quarter and fiscal year ended December 31, 2021.

Preliminary, Unaudited Revenue Highlights:

•Revenue for the fourth quarter of 2021 is expected to be in the range of $9.8 million to $10.1 million, compared to $3.2 million in the prior year period.
◦Total U.S. revenue of $8.4 million to $8.7 million for the fourth quarter of 2021
◦U.S. system sales and rental revenue of approximately $5.0 million and U.S. handpieces and other consumables revenue of approximately $3.4 million for the fourth quarter of 2021
◦Total International revenue of approximately $1.4 million for the fourth quarter of 2021

•Fiscal year 2021 revenue is expected to be in the range of $34.1 million to $34.4 million, compared to $7.7 million in fiscal year 2020.

“We are very proud to announce that we have exceeded our revenue expectations in the fourth quarter and fiscal year,” said Reza Zadno, Chief Executive Officer of PROCEPT. “The significant growth is being driven by the successful execution of our strategy to deliver on both new system sales and increased procedure adoption for Aquablation therapy. Additionally, our commercial team expansion and physician adoption have been key in our ability to overcome the disruption COVID-19 has had on elective procedures. We believe the numerous benefits of our automated robotic procedure have the ability to change the surgical standard of care in BPH.”

The Company plans to release its fourth quarter and full year 2021 financial results in early March 2022. The preliminary results are unaudited and remain subject to adjustment.

About PROCEPT BioRobotics Corporation
PROCEPT is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. PROCEPT has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Forward Looking Statements

This release contains forward‐looking statements within the meaning of federal securities laws, including statements regarding the Company’s preliminary revenue results for the fourth quarter and year ended December 31, 2021, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on PROCEPT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in PROCEPT’s filings with the Securities and Exchange Commission (the “SEC”), including PROCEPT’s quarterly report on Form 10-Q for the quarter ended September 30, 2021. PROCEPT does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT’s views as of any date subsequent to the date of this press release.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com